Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-204071) on Form S-8 of National Bank Holdings Corporation of our report dated May 30, 2023 with respect to the statement of financial condition of the National Bank Holdings Corporation Employee Stock Purchase Plan as of February 28, 2023, and the related statement of income and changes in plan equity for the year ended February 28, 2023.

/s/ Mayer Hoffman McCann P.C.

Kansas City, Missouri

May 30, 2023